                                     EXHIBIT 2.1

                               ASSET PURCHASE AGREEMENT          EXECUTION COPY

          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 15th day of June, 1998 by and between CARIBBEAN AIR SERVICES, INC., a Delaware corporation ("CAS"); AMERTRANZ WORLDWIDE HOLDING CORP., a Delaware corporation ("Holding"); and GEOLOGISTICS CORPORATION, a Delaware corporation (the "Purchaser").

                                EXPLANATORY STATEMENT

          CAS is a wholly-owned subsidiary of Holding. CAS desires to sell and the Purchaser desires to purchase all of the assets used in the business of CAS, on the terms and conditions hereinafter set forth.

          NOW THEREFORE, for the mutual consideration set out herein, the parties hereto agree as follows:

          1.   DEFINITIONS; RULES OF CONSTRUCTION.

               1.1. For purposes of this Agreement, the terms set forth below shall have the following meanings:

          AFFILIATE - Any person or entity that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the person or entity specified. For purposes of this definition, control of the person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity whether by Contract or otherwise.

          AMERTRANZ GROUP  -  Holding and CAS, collectively.

          ASSUMED OBLIGATIONS - As defined in Section 3.

          ASSUMPTION AGREEMENT - The Assumption Agreement substantially in the form attached hereto as EXHIBIT A, together with such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to CAS and the Purchaser, as shall be effective to cause the Purchaser to assume the Assumed Obligations.

          BILL OF SALE - The Bill of Sale substantially in the form attached hereto as EXHIBIT B, together with such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to CAS and the Purchaser, as shall be effective to vest in the Purchaser good title to the CAS Assets .

          CAS - As defined in the introductory paragraph of this Agreement.

          CAS ASSETS - All of the assets of CAS including those listed on
SCHEDULE 1.1 and the active, prospective, and historical customer lists for the past five years, related current and

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historical business records relating to prospective, active and inactive customers and business for the preceding five years (including pricing information, costing and vendor information as to transportation services); all equipment, vehicles, parts, tools, computers and computer equipment, and other assets; all associated computerized information relating to such business and customers (including computer disks and tapes); all information relating to current, historical, and planned marketing and sales of services; all interest in the name "Caribbean Air Services", and all service marks utilized in connection therewith; all local, 800 and international telephone and telefax numbers utilized by CAS in connection with its businesses; all goodwill; all pre-paid expenses; the leases for CAS's facilities, including all furniture, fixtures and equipment used in or held for use in each such facility or in connection therewith (subject to dispositions or replacements prior to Closing in the ordinary course of business); all of CAS's rights under the Freight Handling Agreement; all of CAS's rights under the CAS-D Freight Handling Agreement (including the right to receive commissions thereunder); all vendor, customer and sales representative contracts of CAS in connection with its business; all other contracts of CAS in connection with its business; all governmental licenses or authorizations with respect to the conduct of the CAS Business; all other licenses pursuant to which any assets used in the CAS Business are used; and all other tangible and intangible assets of CAS. "CAS Assets" shall not include any of CAS's cash on hand, cash in depositories, tax refunds, cash equivalents, accounts receivable, receivables due from Holding or any of Holding's subsidiaries, and any interest of CAS in the "Arthur J. Rogers" lease of space in Chicago.

          CAS BUSINESS  -  The business heretofore operated by CAS.

          CAS-D FREIGHT HANDLING AGREEMENT - The Freight Handling Agreement attached hereto as SCHEDULE 1.2, dated January 1, 1996, between CAS, Caribbean Air Services Dominica, Inc., a corporation organized under the laws of Puerto Rico, and such corporation's stockholders.

          CAS SHARES - All of the issued and outstanding shares of Common Stock of CAS, par value $.01 per share.

          CERCLA - The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

          CERCLIS - The Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. Section 300.5.

          CLOSING - The closing of the transactions contemplated by this Agreement.

          CLOSING DATE - The later of (i) July 15, 1998, or (ii) 15 days following the expiration of the waiting period under the HSR Act, but in any event, no later than September 1, 1998, unless otherwise mutually agreed to by the parties in writing.

          CODE - The Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

          CONTRACTS - As defined in Section 7.19.


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          EMPLOYEE BENEFIT PLANS - As defined in Section 7.25(i).

          ENVIRONMENTAL CLAIM - With respect to any person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other person alleging or asserting such person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          ENVIRONMENTAL LAW - Any law or order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          ERISA - The Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

          EXCHANGE ACT  -  The Securities Exchange Act of 1934, as amended.

          ESCROW AGREEMENT - the Escrow Agreement substantially in the form attached hereto as EXHIBIT C.

          ESCROW AMOUNT - As defined in Section 4.1.2.

          FACILITY LEASES - The current leases entered into by CAS with respect to leased office, warehouse, and terminal space and other real property.

          FAIRNESS OPINION - As defined in Section 13.1.

          FREIGHT HANDLING AGREEMENT - The Cargo Aircraft Charter Agreement dated February 28, 1994, between Florida West Airlines, Inc. and TIA, Inc., a Delaware corporation, assigned by TIA, Inc. to CAS and assigned by Florida West Airlines, Inc. to Tradewinds Airlines, Inc., a Delaware corporation, and the Cargo Aircraft Charter Agreement dated as of July 1, 1998 between Tradewinds Airlines, Inc. and CAS, all as attached hereto as SCHEDULE 1.2.


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          GAAP  -  United States generally accepted accounting principles.

          HAZARDOUS MATERIAL - (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

          GOVERNMENTAL OR REGULATORY AUTHORITY - Any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, territory, county, city or other political subdivision.

          HOLDING - As defined in the introductory paragraph of this Agreement.

          HSR ACT - The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          INDEBTEDNESS - With respect to any person or entity, all obligations of such person or entity, other than by Holding or any of Holding's subsidiaries to Holding or any of Holding's subsidiaries, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other person.

          LICENSES - As defined in Section 7.19.

          LIENS - Any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          MARCH 31 BALANCE SHEET - The unaudited consolidating balance sheet of CAS prepared in connection with the unaudited balance sheet of Holding as of March 31, 1998 included in the SEC Filed Materials.

          NPL - The National Priorities List under CERCLA.

          ORDER - With respect to any person or entity, any judgment, order, writ or decree of any court, arbitrator or governmental agency by which such person or entity or any of its assets or properties is bound.

          PLAN AFFILIATE - As defined in Section 7.25(iii).


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          PURCHASE PRICE - As defined in Section 4.1.

          PURCHASER - As defined in the introductory paragraph of this Agreement.

          RELEASE - Any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          REGULATIONS - Any laws, statutes, ordinances, regulations, rules, court decisions and orders of any foreign, federal, state or local government and any government department or agency including without limitation environmental laws, energy, motor vehicle and aviation safety, public utility, zoning, building and health codes, occupational safety and health regulations, laws relating to employment practices employee documentation, terms and conditions of employment and wages and hours.

          SEC  -  United States Securities and Exchange Commission.

          SEC FILED MATERIAL - The following documents filed by Holding with the
SEC: Annual report on Form 10-K for the fiscal year ended June 30, 1997; Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; Quarterly Report on Form 10-Q for the quarter ended December 31, 1997; and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

          SECURITIES ACT  -  The Securities Act of 1933, as amended.

          TAX - Any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

          TAX RETURN - Any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               1.2. The Explanatory Statement is hereby incorporated into this Agreement and made a part hereof.

               1.3. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               1.4. References in this Agreement to the "knowledge" of an entity shall mean the actual knowledge of the chief executive officer, chief operating officer, and chief financial officer of such entity, to the extent applicable, including specifically the president/chief executive officer and chief financial officer of each of Holding and CAS, and the senior vice president of operations of CAS, and what they should have known after due and reasonable inquiry.

               1.5. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa. The term "including" is not limiting, and the term "or" has the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereto", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

          2.   PURCHASE OF CAS ASSETS.

               On the terms and subject to the conditions set forth in this Agreement, CAS hereby agrees to sell, transfer and assign to the Purchaser and the Purchaser hereby agrees to purchase from CAS, on the Closing Date, all of the right, title and interest of CAS in and to the CAS Assets. The Purchaser, at its option, may designate one or more direct or indirect subsidiaries of the Purchaser to purchase the CAS Assets and to which CAS will sell, transfer and assign the CAS Assets.

          3.   ASSUMPTION OF LIABILITIES.

               The Purchaser will not assume any of the liabilities, contingent or otherwise, of CAS or Holding for Indebtedness, refunds, payables, litigation, fines or penalties, employee obligations or otherwise, except for liabilities arising after the Closing pursuant to the following (the "Assumed Obligations"):
(i) CAS's obligations under the Freight Handling Agreement and the CAS-D Freight Handling Agreement, and (ii) the leases and other agreements included in the CAS Assets for which the Purchaser receives the benefit following the Closing, whether by direct assignment or pursuant to Section 9.11.

          4.   CONSIDERATION.

               4.1. The consideration for the CAS Assets (the "Purchase Price") shall be $27,000,000, paid as follows:

                    4.1.1. $25,000,000 paid at the Closing by wire transfer of immediately available funds in accordance with instructions provided by Holding to the Purchaser.

                    4.1.2. $2,000,000 (the "Escrow Amount") to be paid at the Closing by wire transfer of immediately available funds to the Escrow Agent (as such term is defined in the Escrow Agreement) to be held in accordance with the terms of the Escrow Agreement for the satisfaction of any claims by the Purchaser's Indemnities under Section 9.7, or for indemnification pursuant to
Section 15.1 hereof, until the first anniversary of the Closing Date, subject to the terms of the Escrow Agreement. The respective indemnification obligations of Holding and CAS hereunder shall not be limited to the Escrow Amount.

               4.2. The Purchaser shall be entitled to the benefit of all prepaid rents, utility bills, license fees and other prepaid expenses of CAS as of the Closing Date.

               4.3. CAS and the Purchaser shall jointly allocate the total purchase price among the CAS Assets and the parties shall attach such allocation schedule hereto as SCHEDULE 4.

          5.   CLOSING.

               5.1. The Closing shall take place at the offices of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, 233 East Redwood Street, Baltimore, Maryland on the Closing Date at 10:00 a.m., local time, or at such other time and place as shall be agreed upon by the parties hereto.

               5.2.  Subject to the provisions of Section 9.11, at the Closing
(i) CAS will assign and transfer to the Purchaser all of its right, title and interest in and to the CAS Assets (free and clear of all Liens), by delivery of the Bill of Sale, duly executed by CAS, (ii) the Purchaser will assume from CAS the due payment, performance and discharge of the Assumed Obligations by delivery of the Assumption Agreement, duly executed by the Purchaser, and the parties shall deliver the opinions, certificates and other contracts, documents and instruments required to be delivered by them, respectively, as set forth in Sections 11 and 12.

               5.3. If, prior to the Closing, any of the CAS Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a CAS Asset. At the Closing, CAS and Holding shall pay or credit to the Purchaser any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of the Purchaser all of its rights against any insurance companies, Governmental or Regulatory Authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by CAS and Holding or their respective affiliates, predecessors and successors in respect of any Assumed Obligation, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, CAS and Holding shall cause such insurance to be applied toward the payment of such Assumed Obligation. The provisions of this Section 5.3 shall not affect the right of the Purchaser not to close the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in
Section 12.1 has not been fulfilled.

               5.4.  Time is of the essence of this Agreement.


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

          6.   ACCOUNTS RECEIVABLE.

               6.1. All of CAS's trade receivables for services rendered by CAS on or before the Closing Date shall be and remain the property of CAS.
PROVIDED, HOWEVER, that if, prior to the Closing Date, CAS has entered into an agreement with a customer to provide freight services but such services have not yet been provided on or before the Closing Date, the Purchaser will assume responsibility for providing such service (or the remaining portion thereof) and will be entitled to receive the compensation for such services (or the remaining portion thereof) performed by the Purchaser, equal to the direct costs relating thereto (including commissions) paid or incurred by the Purchaser following the Closing Date, plus a pro-rata share (based on the direct costs to provide such services, including commissions, incurred or paid by CAS or the Purchaser, respectively) of the profits with respect thereto. CAS represents that it has not collected, and undertakes that it will not collect, except as otherwise disclosed in SCHEDULE 6.1, any pre-payments from any customers, or invoices for any such services prior to the services having been completed.

                    6.2. For a period of five months from and after the Closing Date, and thereafter from month to month until the Purchaser shall give one month's advance written notice to CAS, the Purchaser shall, as agent of CAS, exercise its commercially reasonable efforts to diligently collect all receivables owned by CAS as of the Closing Date. To the extent so collected, the Purchaser shall pay over and remit bi-weekly (or, if less than $5,000 is so collected on any bi-weekly period, at such time(s) as such collections aggregate $5,000) to CAS the cash receipts of such receivables, as collected, together with an accounting of such amount, showing, for each receivable collected, the payor and invoice value, the amount of the payment and any other information regularly available from the accounts receivable system included in the CAS Assets. All such cash receipts shall be received by, and held in trust by the Purchaser for the benefit of CAS. The Purchaser shall not resolve any disputed receivables with any account debtor without the consent of CAS. In the event that any such dispute is not resolved, the Purchaser, as agent for CAS, shall, at the discretion of CAS, place such receivable for collection and the cost and the expenses of collection shall be the exclusive responsibility of CAS.

                    6.3. As compensation to the Purchaser for the accounts receivable collection services set forth above, CAS and Holding will collectively pay to the Purchaser five percent of all proceeds so collected in excess of 90% of the face value of all such accounts receivable (I.E., face value less reserves and allowances for doubtful accounts, discounts, uncollectability, etc. consistent with past practice) on the Closing Date, other than receivables due from Holding or any of Holding's subsidiaries. For example, if the face value (gross receivables less allowance for doubtful accounts) of all such accounts receivable on the Closing Date is $8 million, and the Purchaser collects $7.5 million thereof, CAS will pay to the Purchaser $15,000 (five percent of the $300,000 collected in excess of $7.2 million (90% of the face amount)). Except with respect to remitting amounts collected to CAS as set forth in Section 6.2, the Purchaser shall not be liable for an amount owed on any accounts receivable.

          7.   REPRESENTATIONS AND WARRANTIES OF CAS AND HOLDING.

               CAS and Holding, jointly and severally, represent and warrant to the Purchaser as follows:

               7.1. HOLDING EXISTENCE AND GOOD STANDING. Holding is a corporation duly organized, validly existing, and in good standing under the laws of Delaware has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or ownership or leasing of its properties, and in which failure to be so qualified or in good standing will have a material adverse effect on its business or properties (owned, leased, or operated).

               7.2. CAS EXISTENCE AND GOOD STANDING. CAS is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of the CAS Business or ownership or leasing of its properties, and in which failure to be so qualified or in good standing will have a material adverse effect on its business or properties (owned, leased, or operated).

               7.3.  [INTENTIONALLY OMITTED]

               7.4.  [INTENTIONALLY OMITTED]

               7.5. SUBSIDIARIES. CAS has no subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture or other business association.

               7.6.  CHARTER DOCUMENTS AND BY-LAWS.  Copies of CAS's and
Holding's

                    (i) Certificate of Incorporation, as amended to date, certified by its Secretary or Assistant Secretary within 30 days prior to the date hereof, and

                    (ii) By-laws, as amended to date, certified by its Secretary or Assistant Secretary within 30 days prior to the date hereof are attached hereto as SCHEDULE 7.6 and are complete and correct in all respects, are in full force and effect, and neither entity is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

               7.7. POWER AND AUTHORITY; AUTHORIZATION. Each of CAS and Holding has full power and authority to enter into, execute and deliver this Agreement, and to perform its respective obligations hereunder. The execution, delivery, and performance of this Agreement by

CAS and Holding, in accordance with the terms of this Agreement, have been duly authorized and approved by the Board of Directors of CAS and the Board of Directors of Holding (as the stockholder of CAS) and no other approval of CAS, Holding or Holding's stockholders is required. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of each of CAS and Holding and are the legal, valid, and binding obligations of such entity in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction. CAS is a wholly-owned subsidiary of Holding.

               7.8. NO VIOLATIONS. The execution, delivery, and performance of this Agreement by each of CAS and Holding (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under any regulation or Order binding on it (other than any required filings under the HSR Act, and (ii) will not

     (a) conflict with, require any consent or approval (other than as set forth in Section 7.9) under, result (with or without the giving of notice or the lapse of time or both) in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, require CAS or Holding to obtain any consent, approval or action of, or make any filing with or give any notice to any person as a result or under the terms of, or

     (b) result (with or without the giving of notice or the lapse of time or both) in the creation of any claim or Lien upon CAS, Holding, the CAS Assets or the CAS Businesses, pursuant to its certificate of incorporation or by-laws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which such entity or any of its subsidiaries is a party or by which it is bound (other than such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course), or Order.

               7.9. APPROVALS REQUIRED. Except for any filing required under the HSR Act and except as set forth on SCHEDULE 7.9, no approval, authorization, consent, clearance, order or other action of, or filing (other than notice) with, any person, firm or corporation, or any court, administrative agency or other governmental authority, is required by CAS or Holding in connection with the execution and delivery by it of this Agreement or the performance by it of the transactions described herein.

               7.10. TITLE TO PROPERTY AND RELATED MATTERS. On the date hereof, CAS has, and on the Closing Date will have, good and marketable title to all of the CAS Assets (other than assets subject to leases included in SCHEDULE
7.15 or SCHEDULE 7.19), of any kind or character, free and clear of all Liens, except those set forth in SCHEDULE 7.10, and all such assets and properties are reflected on the March 31 Balance Sheet (subject to dispositions or replacements prior to Closing in the ordinary course of business). Except as set forth in such Schedules and except for matters that may arise in the ordinary course of business, CAS's material assets and CAS's use thereof conform in all respects to all applicable Regulations relating to their construction, use and operation, and are in good operating condition and repair, reasonable wear and tear excepted. To the best of the knowledge of CAS and Holding, there does not exist any condition or agreement that materially interferes with the use thereof in the conduct of its business in the ordinary course. CAS has no interest in real property other than as lessee of certain facilities pursuant to leases included on SCHEDULE
7.15 and in leasehold improvements included in the CAS Assets.

               7.11. LICENSES; TRADEMARKS; TRADE NAMES. SCHEDULE 7.11 contains a true and complete list and brief description of all licenses, registered trademarks, registered trade names, registered service marks, copyrights, patents or applications for any of the foregoing, and all other proprietary rights required or used in the CAS Business, other than licenses to use "off-the-shelf" commercial software included with the equipment that constitute part of the CAS Assets (none of which licenses are material). Except as listed on such Schedule and such licenses to use "off-the-shelf" commercial software, no license, trademark, trade name, service mark, copyright, is required or used in the CAS Business, and there is no restriction on the transfer thereof.

               7.12.  [INTENTIONALLY OMITTED]

               7.13. FINANCIAL STATEMENTS. The financial statements of CAS attached hereto as SCHEDULE 7.13 (including the audited financial statements of CAS for the year ended December 31, 1997) and the financial statements of Holding included in the SEC Filed Material are (and the financial statements to be delivered pursuant to Section 9.3, when delivered, will be) accurate and complete in all material respects and fairly present (and, to the extent applicable, its predecessor's) financial position of CAS and Holding, as the case may be, as at the dates set forth therein and the results of its operations for the periods reflected therein. All such audited financial statements have been prepared in conformity with GAAP applied on a basis consistent with that of prior periods (except as specifically indicated on such Schedule), and all such unaudited financial statements have been prepared in conformity with GAAP applied on a basis consistent with that of prior periods (except as specifically indicated on such Schedule), except that such unaudited financial statements do not contain footnotes and contain reasonable estimates, subject to adjustment, of accruals, deferrals, and reserves consistent with past practices. Without limiting the generality of the foregoing, such financial statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial statements not misleading. CAS has always used the fiscal year ending June 30 as its taxable year. No representation or warranty is made with respect to financial projections concerning the operations of CAS which CAS and Holding have previously delivered to the Purchaser. CAS and Holding have maintained their books and records in a manner sufficient to permit preparation of financial statements in accordance with GAAP.

               7.14. UNDISCLOSED LIABILITIES. Except as disclosed in the financial statements referred to in Section 7.13, as of the dates referred to in such financial statements CAS has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP, and since the date of the last such financial statement, CAS has incurred no such liability or obligation other than (i) as set forth on SCHEDULE 7.14, (ii) in the ordinary course of business and in amounts consistent with historic business operations, and (iii) liabilities which, individually or in the aggregate, are not material to the CAS Business.

               7.15.  FACILITIES.

                    (i)  FACILITIES.  CAS does not own any real property.
SCHEDULE 7.15 contains a complete and accurate description of the following terms of all Facility Leases: (a) a general description of the leased property,
(b) the term thereof, (c) the applicable rent, and (d) any requirements for the consent of third parties to assignments thereof. All Facility Leases are valid, binding and enforceable in accordance with their terms and, are in full force and effect. Except as set forth in SCHEDULE 7.15, no event exists which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of CAS which would terminate or cause a material liability under any Facility Leases; and, there exists no occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. CAS and Holding have delivered true and correct copies of the Facility Leases to the Purchaser prior to the date hereof.

                    (ii) ACTIONS. There are no pending condemnation proceedings, administrative proceedings or other actions against CAS with respect to any of the Facility Leases, or to the knowledge of the Holding or CAS, pending or threatened condemnation proceedings, administrative proceedings or other actions with respect to any of the Facility Leases.

                    (iii) LEASES OR OTHER AGREEMENTS. Except for Facility Leases listed in SCHEDULE 7.15, CAS has not entered into any leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements written or oral, with respect to the areas of facilities or real property leased to CAS used in connection with the CAS Business.

                    (iv) FACILITY LEASES AND LEASED REAL PROPERTY. With respect to each Facility Lease, CAS enjoys peaceful and undisturbed possession of all the real property it leases, subject to the rights of the fee owners and the terms of the Facility Leases, and CAS has performed all the obligations required to be performed by it though the date hereof.

                    (v) CERTIFICATE OF OCCUPANCY. CAS has received all required approvals of governmental authorities (including permits and a certificate of occupancy or other similar certificate permitting lawful occupancy by CAS of the Leased Facilities) required in connection with CAS's operation of the Leased Facilities.

                    (vi) UTILITIES. All of the Leased Facilities are supplied with utilities (including water, sewage, disposal, electricity and telephone) and other services necessary for the operation of the Leased Facilities as currently operated, and, to the knowledge of CAS and Holding, there is no condition which would result in the termination of any such utility services.

                    (vii) IMPROVEMENTS, FIXTURES AND EQUIPMENT. None of the leasehold improvements is subject to any commitment or other arrangement for their sale or use by an affiliate of Holding or CAS, or any third party that would materially interfere with the use thereof.

                    (viii) NO SPECIAL ASSESSMENT. Neither Holding nor CAS has received notice of any special assessment relating to any of the Leased Facilities or any portion thereof and, to the knowledge of Holding and CAS, there is no pending or threatened special assessment with respect thereto.

               7.16. CAS ASSETS. SCHEDULE 1.1 contains an accurate list of each of the CAS Assets with a current book value in excess of $1,000. Except as disclosed on SCHEDULE 7.16, the CAS Assets, include all assets necessary for the conduct of the CAS Business as presently being conducted.

               7.17.  MATERIAL ADVERSE CHANGE.  Except as set forth in SCHEDULE
7.17 or the SEC Filed Material, or as otherwise reflected herein, since March 31, 1998, the CAS Business has been operated in the ordinary course and there has not been:

                    (i) Any actual or, to the knowledge of CAS or Holding, any threatened, material adverse change in the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings, net worth, or prospects thereof, except for the general effects of present economic conditions or conditions affecting the freight forwarding industry generally;

                    (ii) Any material damage, destruction or casualty loss (whether or not covered by insurance) affecting CAS, the CAS Assets, properties or business;

                    (iii) Any statute, rule, regulation or order adopted (including orders of regulatory authorities with jurisdiction over CAS or its business) that materially and adversely affects CAS, the CAS Assets or the CAS Business, other than any statute, rule, regulation or order affecting the freight forwarding industry in general;

                    (iv) Any increase in, or commitment to increase, the wage, salary, commissions, bonus, employee benefit rate or other compensation payable or to become payable to any of CAS's employees, PROVIDED, HOWEVER, that this paragraph shall not restrict or limit CAS in any way from hiring additional personnel who are required for its operations in the usual course of business consistent with past practices;

                    (v)  Any Lien placed on any of the CAS Assets;

                    (vi) Any sale, assignment, transfer, lease, disposition of, or agreement to sell, assign, transfer, lease, or dispose of, any of the CAS Assets, except for dispositions of personal property in the ordinary course of business;

                    (vii) Any acquisition or lease by CAS of any assets or property of any other party except for supplies in the ordinary course of business and acquisitions of personal property in the ordinary course of business, and except for the renewal or extension of the Freight Handling Agreement and the lease of a DC-8 aircraft in connection with CAS's service to and from

Indianapolis, Indiana;

                    (viii) Any collective bargaining agreement or commitment by CAS or any liability incurred by CAS to any labor organization or other material change in employee relations;

                    (ix) Any capital expenditure by CAS in excess of $100,000 or outside the ordinary course of business;

                    (x) Any change by CAS in the nature of its business or its methods, principles or practices of accounting;

                    (xi) To the knowledge of CAS or Holding, the loss by CAS of any supplier(s), vendor(s), customer(s) or employee(s), which loss (individually or in the aggregate) has had or is reasonably expected to have a material adverse effect on CAS's financial condition, results of operation, business or prospects;

                    (xii) (a) Other than with respect to existing credit facilities (without amendment or modification thereto), any Indebtedness incurred by CAS with respect to the conduct of the CAS Business in an aggregate principal amount exceeding $1,000,000 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of CAS under, any Indebtedness of or owing to CAS with respect to the conduct of the CAS Business.

                    (xiii) Any declaration or payment of any dividend in respect of the capital stock of CAS, or other payment to the stockholders of CAS in their capacity as such.

                    (xiv) Any entering into, any amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (a) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to
SECTION 7.19 or (b) any License included on SCHEDULE 7.19.

                    (xv) Any other events or conditions of any character specifically related to the business or operations of CAS that may reasonably be expected to have a material adverse effect on CAS or its business or financial condition, except for the general effects of present economic conditions;

                    (xvi) Any agreements or commitments to do any of the foregoing.

               7.18.  TAX MATTERS.

                    (a) CAS and Holding have filed (or will timely file) all Tax Returns required to be filed by applicable law with respect to the CAS Business or CAS's earnings and assets for periods ending on or prior to the Closing Date. All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. CAS and Holding have paid all Taxes that are due, or claimed or asserted by any taxing authority to be due from Holding and CAS for the periods covered by the Tax Returns filed by CAS or Holding. CAS and Holding have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable in respect of operations and transactions through the Closing Date. There are no Tax Liens upon the assets of CAS except Liens for Taxes not yet due. Holding and CAS have complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental and Regulatory Authorities all required amounts. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Holding or CAS that relate to the CAS Business, or CAS's earnings or assets. Holding and CAS have made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to the Purchaser complete and accurate copies of all Tax Returns filed by or on behalf of CAS for all taxable years ending on or prior to the Closing Date with respect to the CAS Business, or CAS's earnings and assets.

               7.19. AGREEMENTS AND AUTHORIZATIONS. SCHEDULE 7.19 contains a true and complete list and brief description of all written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions, and other instruments ("Contracts") to which CAS is a party or by which CAS or its assets may be bound involving required payments in any consecutive 12-month period or otherwise representing required annualized costs to CAS of $50,000 or more or representing required aggregate payments by CAS of $50,000 over the term of any such agreement or arrangement (without regard to the amount of annualized payments or costs). SCHEDULE 7.19 also contains a true and complete list and brief description of all governmental licenses, permits, authorizations and material non-governmental licenses, franchises and agency arrangements necessary to operate the CAS Business as heretofore operated ("Licenses"). True and correct copies of all items set forth on such Schedule have been made available to the Purchaser. Except as disclosed on such Schedule, each such Contract and License is valid, binding in full force and effect. No event has occurred which would constitute (whether with or without notice, lapse of time or the happening or occurrence of any other event) a material default by CAS under any of the Contracts or Licenses set forth in such Schedule. CAS is not aware of any material default by the other parties to such Contracts or Licenses.

               7.20. COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Except as set forth on SCHEDULE 7.20: (i) CAS has heretofore complied with and is in compliance with all Regulations which, if not complied with, would materially and adversely affect its business; (ii) CAS has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business; and (iii) such licenses and permits are in full force and effect. Neither CAS nor Holding knows of any violations of any such licenses or permits. No proceedings are pending or, to CAS's or Holding's knowledge, threatened to revoke or limit the use of such licenses or permits.

               7.21. LITIGATION. Except as set forth in SCHEDULE 7.21, there are no actions, suits, claims, or legal, administrative or arbitration proceedings, or to the knowledge of CAS or Holding, investigations, against Holding or CAS with respect to the CAS Assets or the CAS Business whether at law or in equity, or before or by any federal, state, municipal, local, foreign courts, tribunals, arbitrations or other governmental department, commission, board, bureau, agency or instrumentality, which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the closing of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to the Purchaser, or (ii) if determined adversely to CAS or Holding, as applicable, could reasonably be expected to result in (a) any injunction or other equitable relief that would interfere with the CAS Business or (b) individually or in the aggregate in respect of other such actions or proceedings, damages, fines, fees, penalties and other costs by CAS exceeding $50,000. Neither CAS nor Holding know of a threat of, or any fact, circumstances or other basis for, any such action, suit, claim, investigation or proceeding. Except as set forth in SCHEDULE 7.21, CAS is not in default with respect to or subject to any Order and there are no unsatisfied judgements against CAS or the CAS Assets. To the knowledge of CAS and Holding, there is no reasonable likelihood of a determination adverse to CAS in any pending actions, suits, claims, investigations or legal, administrative or arbitration proceedings.

               7.22. INSURANCE. Attached hereto as SCHEDULE 7.22 is a list of all insurance policies of CAS setting forth the name of the insurer, a description of the policy, the amount of coverage, the amount of the premium and the expiration date of the policy. All of CAS's insurable properties and assets are insured with reputable and financially sound insurers, and have been consistently insured for the prior five years (or such shorter period as CAS owned such property), for CAS's benefit, under such policies of fire, casualty, and other insurance as are customarily obtained to cover comparable properties and assets by businesses in the region in which such properties and assets are located, in amounts, scope and coverage which are adequate and reasonable in light of existing conditions. Each insurance policy relating to the insurance referred to in this Section is valid and enforceable. CAS has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, nor has it permitted a lapse in any of its insurance policies at any time during the prior five years.

               7.23. BANKRUPTCY. Neither CAS nor Holding has any knowledge or expectation that any petition for relief will be filed by CAS or Holding or any case commenced against either of them under the Bankruptcy Code or any similar federal or state statute, and neither CAS nor Holding has applied for or consented to the appointment of, or taking of possession by, a receiver, custodian, trustee or liquidator of itself or any of their respective properties or made a general assignment for the benefit of creditors. Neither CAS nor Holding is in default under or in breach of any loan agreement, credit facility, note, lease, or other financing agreement, which will remain outstanding following the Closing.

               7.24. EMPLOYEES. Neither CAS nor any of its employees is subject to any labor agreement or collective bargaining agreement, no petition for certification or union election is pending with respect to the employees of CAS, to the knowledge of CAS or Holding, no union or collective bargaining representative has sought such certification or recognition with respect to the employees of CAS at any time during the past three years, and, to the knowledge of CAS or Holding, there has been no agreement or commitment to do or enter into any of the foregoing. Except as set forth on SCHEDULE 7.24, CAS has not entered into any written or oral employment agreement or become obligated under any other document, policy or practice which gives to any person a right to employment or compensation, including severance payments. SCHEDULE 7.24 also includes accurate and complete copies of all written and detailed descriptions of all oral employment arrangements disclosed on such Schedule. To the knowledge of CAS and Holding, all of CAS's employees are authorized by the United States Department of Justice to work in the United States, and CAS has complied with all verification requirements of the United States Department of Justice with respect to the identity of all of CAS's employees and their authorization to work in the United States. CAS is neither in breach of, nor has taken any action which would constitute a breach of, any oral or written agreements or understandings respecting employment. All obligations of CAS, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees as of the date hereof (including all required and due taxes, insurance and withholding thereon) have been paid as of the date hereof. There is no labor strike or labor disturbances pending or threatened against CAS nor is any grievance currently being asserted. CAS is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against CAS pending before the National Labor Relations Board or any other domestic or foreign governmental agency and, to the knowledge of CAS or Holding, there are no facts or information that could give rise thereto. CAS's relationship with its employees is good, and neither CAS nor Holding has received any information which would lead it to believe that a material number of CAS's employees will or may cease to be employees of CAS prior to the Closing or will refuse reasonable offers to be employed by the Purchaser following the Closing.

               7.25.  EMPLOYEE BENEFIT PLANS.

               (i) Except as set forth on SCHEDULE 7.25, CAS does not sponsor nor is it a party to (a) any employee benefit plan (as defined in Section 3(3) of ERISA), (b) any employee welfare benefit plan (as defined in Section 3(1) of ERISA), (c) any employment contract, written or unwritten or, (d) any other bonus, incentive compensation, deferred compensation, pension, profit sharing, stock purchase, stock option, stock appreciation, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, disability, worker compensation, severance or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral. All such employee benefit plans, employee welfare plans, arrangements and employment contracts which CAS does sponsor or is a party to are hereafter collectively referred to as "Employee Benefit Plans." CAS has not scheduled or agreed upon future increases of benefit levels (or the creation of new benefits) with respect to any Employee Benefit Plan, and no such increases or benefits have been proposed or made the subject of representations to CAS employees under circumstances which make it reasonable to expect that such increases or benefits will be granted.

               (ii) With respect to each Employee Benefit Plan, CAS has delivered to Purchaser correct and complete copies, including amendments, of the following (to the extent applicable): (i) the current and most recent prior Employee Benefit Plan and contract documents, (including any related trust agreements, service provider agreements, insurance contracts, or agreements with investment managers), (ii) the current and most recent prior Summary Plan Descriptions or similar descriptions of Employee Benefit Plans not subject to ERISA, (iii) the two most recently filed Form 5500s and schedules thereto, (iv) the two most recent IRS determination letters, (v) the two most recent allocation or actuarial reports and (vi) any employee handbook(s) which refer to such Employee Benefit Plan.

               (iii) The assets of CAS are not subject to any Liens under ERISA or the Internal Revenue Code, and no event has occurred, and no condition exists, which would subject CAS or its assets to a future liability or Lien on account of any Controlled Group Benefit Plan. A Controlled Group Benefit Plan means any Employee Benefit Plan which CAS or any entity which must be considered together with CAS under Internal Revenue Code Section 414(b), (c), (m) or (o) (a "Plan Affiliate"), now maintains or contributes to or ever maintained or contributed to.

               (iv) No Employee Benefit Plan is or at any time was subject to Title IV of ERISA, nor has CAS ever sponsored or contributed to any plan that at any time was subject to Title IV of ERISA. No event has occurred and there exists no condition or circumstances in connection with any Employee Benefit Plan or any Controlled Group Benefit Plan under which CAS or any Plan Affiliate, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or
Section 4975 of the Code.

               (v) Each Employee Benefit Plan is, and has at all times been, administered and operated in material compliance with its terms and the Internal Revenue Code, ERISA and all other applicable laws, regulations, orders and prohibited transactions exemptions. Each Employee Benefit Plan which CAS currently sponsors or contributes to can be amended or terminated at any time without liability to CAS.

               (vi) CAS has performed all obligations required to be performed by it with respect to each Employee Benefit Plan under any law or by the terms of each such Plan. All contributions and other payments required to be made by CAS to any Employee Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or payments have been or will be set aside therefore and have been or will be reflected in financial statements of CAS in accordance with GAAP. There are no material outstanding liabilities of any Employee Benefit Plan (other than routine benefit claims made in the ordinary course).

               (vii) There are no actions, investigations or claims of any kind (other than routine benefit claims made in the ordinary course), pending or threatened, with respect to any Employee Benefit Plan. There have been no audits or investigations of any Employee Benefit Plan by any governmental agency except as set forth on SCHEDULE 7.25. There are no pending or threatened claims by or on behalf of any Employee Benefit Plan, by any person covered thereby, or otherwise, which allege violations of law and which could reasonably be expected to result in liability on the part of the Purchaser.

               (viii) Each Employee Benefit Plan that is intended to constitute a qualified plan under Internal Revenue Code Section 401(a) is, and has at all times been, qualified in form and operation under Section 401(a) and is the subject of a favorable determination letter from the IRS.

               (ix) Except as required by ERISA Sections 601-608, no Employee Benefit Plan provides health, medical or similar benefits to retirees or other former employees or their beneficiaries.

               (x) The closing of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of CAS to severance pay or any other payment (including parachute payments) from CAS, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or funding or increase the amount of compensation due any such employee except as expressly provided in this Agreement.

               (xi) Except as set forth on SCHEDULE 7.25, no loan is outstanding between CAS and any employee of CAS. No employer securities, employer real property or other employer property is included in the assets of any Employee Benefit Plan.

               (xii) Each Employee Benefit Plan covers only employees (or former employees or beneficiaries) of CAS, so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

               (xiii) All categories of earned and unpaid bonuses or other similar payments to employees of CAS pursuant to the Employee Benefit Plans, and the date on which such bonuses are due or scheduled to be paid, are set forth on
SCHEDULE 7.25, and CAS has made adequate reserve and has sufficient cash resources for payment of such bonuses as and when they become due.

               7.26.  ENVIRONMENTAL.

                      7.26.1. CAS has operated its business and maintained its assets (owned or leased) in compliance with all applicable environmental laws and regulations in all material respects, and no order has been issued, claim made or threatened in respect of any environmental matter. All environmental reports directed to or obtained by CAS relating to the CAS Business have been disclosed to the Purchaser.

                      7.26.2. CAS has obtained all licenses which are required under applicable Environmental Laws in connection with the conduct of the business or the CAS Assets. Each of such licenses is in full force and effect. CAS has conducted the business in compliance in all material respects with the terms and conditions of all such licenses and with any applicable Environmental Law. In addition, except as set forth in SCHEDULE 7.26:

                      (i) No order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of CAS or Holding, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by CAS to have any license required under applicable Environmental Laws in connection with the conduct of the business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with the business, and to the knowledge of CAS and Holding there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such order, Environmental Claim, penalty or investigation.

                      (ii) CAS does not own, operate or lease a treatment, storage or disposal facility on any of the real property occupied by CAS requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local law; and, without limiting the foregoing, (a) no polychlorinated biphenyl is present, (b) no asbestos or asbestos-containing material is present, (c) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and
(d) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released, in the cases of clauses (a) through (d), at, on or under any such real property during any period that CAS owned, operated or leased such property.

                      (iii) No Hazardous Material generated in connection with the operation of the business has been recycled, treated, stored, disposed of or Released by CAS at any location.

                      (iv) No oral or written notification of a Release of a Hazardous Material in connection with the operation of the business has been filed by or on behalf of CAS, and no site or facility now or previously owned, operated or leased by CAS on any of the real property is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

                      (v) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by CAS on any of the real property, and no federal, state or local Governmental or Regulatory Authority action has been taken or, to the knowledge of CAS or Holding, is in process that could subject any such site or facility to such Liens, and CAS would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility in any deed to the real property on which such site or facility is located.

                      (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, CAS in relation to any site or facility now or previously owned, operated or leased by CAS on any of the real property which have not been delivered to the Purchaser prior to the execution of this Agreement.

               7.27. BUSINESS RELATIONSHIPS. Except as set forth on SCHEDULE 7.17, to the knowledge of CAS and Holding, CAS's relationships with its suppliers, vendors, representatives and customers is satisfactory, and to the knowledge of CAS and Holding, there is no occurrence which, with or without the giving of notice or the lapse of time or both, would constitute a default under any agreement or arrangement with any such party or would adversely affect CAS's relationship with any such party so as to have a material adverse effect on the business, operations, or condition (financial or otherwise) of CAS, and since March 31, 1998, there have been no material adverse changes in pricing or material adverse changes in volume of business in the aggregate.

               7.28. KNOWLEDGE OF ADVERSE CONDITIONS. To the knowledge of CAS and Holding, there are no present or future conditions, state of facts or circumstances which has affected or may in the aggregate have a material adverse effect upon the business or prospects of CAS taken as a whole, except for the general effects of present economic conditions or conditions affecting the freight forwarding industry generally.

               7.29. AFFILIATE TRANSACTIONS. Except as disclosed on SCHEDULE 7.29, (i) neither Holding nor any officer, director or Affiliate of CAS or Holding provides, directly or indirectly, any assets, services or facilities used or held for use in connection with the CAS Business, and (ii) the CAS Business does not provide, directly or indirectly, any assets, services or facilities to Holding or any such officer, director or Affiliate. Except as disclosed on SCHEDULE 7.29, each of the transactions listed on such Schedule is engaged in on an arm's-length basis.

               7.30. ACCURACY OF REPRESENTATIONS. All representations and warranties with respect to CAS and Holding are true and correct as of the date hereof. This Agreement does not contain, and no statement contained in the Schedules or in any certificate, list or writing furnished by or on behalf of CAS or Holding to the Purchaser pursuant to any provision of this Agreement contains, any untrue statement of a material fact with respect to CAS or Holding or omit to state any material fact with respect to CAS or Holding necessary to make the statements contained herein not misleading. All matters and facts known to CAS or Holding that are material to the CAS Assets and CAS Business (other than the general effects of present economic conditions or conditions affecting the freight forwarding industry generally) have been disclosed to the Purchaser.

          8.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

               The Purchaser represents and warrants to Holding as follows:

               8.1. EXISTENCE AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it.

               8.2. POWER AND AUTHORITY; AUTHORIZATION. The Purchaser has full power and authority to enter into, execute and deliver this Agreement, and to perform each of its obligations hereunder. The execution, delivery, and performance of this Agreement by the Purchaser, in accordance with the terms of this Agreement, have been duly authorized and approved by the board of directors of the Purchaser and no other approval of the Purchaser or its stockholders is required. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of the Purchaser and are the legal, valid, and binding obligations of the Purchaser in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

               8.3. NO VIOLATIONS. The execution, delivery, and performance of this Agreement by the Purchaser (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 8.4), any law, ordinance or regulation binding on it (other than any required filings under the HSR Act and (ii) will not

     (a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

     (b) result in the creation of any claim or Lien upon any of its properties, assets, or businesses, pursuant to its certificate of incorporation or by-laws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which the Purchaser is a party or by which it is bound (other than such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course), or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which the Purchaser or any of its assets or properties is bound.

               8.4. APPROVALS REQUIRED. Except for any filing required under the HSR Act, and as set forth on SCHEDULE 8.4, no approval, authorization, consent, clearance, order or other action of, or filing with, any person, firm or corporation, or any court, administrative agency or other governmental authority, or any governmental or non-governmental trade group, is required by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of the transactions described herein.

               8.5. ACCURACY OF REPRESENTATIONS. All representations and warranties set forth herein with respect to the Purchaser are true and correct as of the date hereof. This Agreement does not contain any untrue statement of a material fact with respect to the Purchaser or omit to state any material fact with respect to the Purchaser necessary to make the statements contained herein not misleading.

          9.   COVENANTS OF CAS AND HOLDING.

               CAS and Holding each covenants and agrees as follows:

               9.1. Prior to the Closing, it will hold in strict confidence and not disclose to others (except its professional advisors and lenders), and will not use or permit others to use, any data or information obtained from the Purchaser concerning the Purchaser or its business, except as required by law and except to the extent such information can be obtained from public or published information or trade sources. If the transactions contemplated by this Agreement are not concluded, it will (i) return to the Purchaser all such data or information then held by it or its representatives and will continue to maintain such information in strict confidence as set forth above, and (ii) except as required by law or as otherwise provided herein, not disclose to any other party (except its professional advisors and lenders who have a "need to know"), the existence of this Agreement or any letters of intent with respect thereto. It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law or as required to comply with federal securities laws, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. Concurrent with the execution hereof, the parties shall issue the respective announcements attached hereto as EXHIBIT
D. If CAS or Holding is advised by its outside legal counsel that it is required by law or by the rules and regulations of the SEC to make any further disclosure, it will first advise the Purchaser of the content of the proposed disclosure, and the time and place that the disclosure will be made, and the parties will endeavor to make such disclosure jointly. This covenant shall survive termination of this Agreement.

               9.2. Prior to the Closing Date, CAS will not engage in any practice, take or omit to take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Holding and CAS will:

               (i) Use commercially reasonable efforts to (a) preserve intact the present business organization and reputation of the CAS Business, (b) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the CAS employees, (c) maintain the CAS Assets in good working order and condition, ordinary wear and tear excepted, and (d) maintain the good will of customers, suppliers, lenders and other persons to whom CAS sells goods or provides services or with whom CAS otherwise has significant business relationships in connection with the CAS Business.

               (ii) Except to the extent required by applicable law, (a) cause the CAS

Business books and records to be maintained in the usual, regular and ordinary manner, and (b) except in the ordinary course of business, not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of CAS that would adversely affect the CAS Business, the CAS Assets or the Assumed Obligations. Nothing contained herein shall require CAS or Holding to disclose to the Purchaser, or allow the Purchaser to have access to, any customer pricing information of CAS.

               9.3.  FINANCIAL STATEMENTS AND REPORTS; FILINGS.

               (i) As promptly as practicable and in any event no later than 45 days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter), 90 days after the end of each fiscal year ending after the date hereof and before the Closing Date, or 30 days after the end of each calendar month ending after the date hereof and before the Closing Date, as the case may be, CAS will deliver to the Purchaser true and complete copies of the unaudited balance sheet, and the related unaudited statement of operations, of the CAS Business, as of and for the fiscal year then ended or as of and for the fiscal quarter or month and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which quarterly and annual financial statements shall be prepared in accordance with GAAP on a basis consistent with the prior financial statements of CAS. Monthly financial statements will be preliminary and may not be in accordance with GAAP.

               (ii) As promptly as practicable, CAS will deliver to Purchaser true and complete copies of such other financial statements, reports and analyses relating to the CAS Business as may be prepared or received by CAS or as Purchaser may otherwise reasonably request.

               (iii) As promptly as practicable, CAS will deliver copies of all license applications and other filings made by CAS in connection with the operation of the CAS Business after the date hereof and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

               9.4. EMPLOYEE MATTERS. Except as may be required by law, prior to the Closing Holding and CAS will refrain from directly or indirectly:

               (i) Making any representation or promise, oral or written, to any CAS employee concerning any benefit plan, except for statements as to the rights or accrued benefits of any CAS employee under the terms of any benefit plan.

               (ii) Except as required by an employment agreement set forth on SCHEDULE 7.24 or in conjunction with promotions of employees in the ordinary course of business, making any increase in the salary, wages or other compensation in excess of 5% of any CAS employee's salary or outside of the ordinary course of business consistent with past practice, or any increase in the salary, wages or other compensation of any CAS employee whose annual salary is or, after giving effect to such change, would be $50,000 or more.

               (iii) Except as required by an employment agreement set forth on SCHEDULE 7.24 or as set forth on SCHEDULE 7.25, adopting, entering into or becoming bound by any benefit plan, employment-related contract or agreement or collective bargaining agreement with respect to the CAS Business or any of the CAS employees, or amending, modifying or terminating (partially or completely) any such benefit plan, employment-related contract or agreement or collective bargaining agreement, except to the extent required by applicable law and, in the event compliance with legal requirements presents options, only to the extent that the option which CAS reasonably believes to be the least costly is chosen.

               (iv) Except as required by an employment agreement set forth on SCHEDULE 7.24 or as set forth on SCHEDULE 7.25, establishing or modifying any
(i) targets, goals, pools or similar provisions in respect of any fiscal year under any benefit plan or any employment-related contract or other compensation arrangement with or for CAS employees, or (ii) salary ranges, increase guidelines or similar provisions in respect of any benefit plan or any employment-related contract or other compensation arrangement with or for CAS employees.

               (v) Discouraging any employee of the CAS Business from remaining with the CAS Business.

               9.5. Prior to the Closing Date, it will continue to operate the CAS Business in the ordinary course of business, and will preserve, and enforce, in the ordinary course of business, all rights with respect thereto, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

               9.6. Holding and CAS will: (i) on the date hereof, make all filings under the HSR Act with respect to the transactions contemplated hereby (the filing fee with respect thereto to be paid by the Purchaser); (ii) use all commercially reasonable efforts to cooperate with the Purchaser in (a) determining which other filings are required to be made prior to the Closing Date with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, Governmental or Regulatory Authorities in connection with the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (iii) promptly seek all such consents, approvals, permits or authorizations necessary to assign or transfer any Contracts which constitute CAS Assets in accordance herewith; and (iv) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to close the transactions contemplated by this Agreement. Holding and CAS will provide prompt notification to the Purchaser when any such consent, approval, action, filing or notice referred to in the first sentence of this Section 9.6 is obtained, taken, made or given, as applicable, and will advise the Purchaser of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement. Holding and CAS will take all commercially reasonable actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act in respect of the transactions contemplated hereby, including complying as promptly as practicable with any requests for additional information and assisting the Purchaser in responding to any such requests for additional information. All out-of-pocket third-party costs and expenses (I.E., but not office or employee overhead expenses) of Holding and CAS in connection with complying with such requests for additional information and assistance to the Purchaser in responding to such requests for additional information shall be subject to the prior approval of and supervision by the Purchaser and shall be paid by the Purchaser or, if paid by Holding or CAS, reimbursed by the Purchaser to Holding or CAS, as the case may be.

               9.7. Subject to the provisions of Section 10.5, Holding and CAS jointly and severally undertake to (i) pay all trade liabilities of CAS in accordance with their terms, and (ii) pay, within 15 days following the Closing Date or earlier if required by law or pursuant to any applicable Employee Benefit Plan of CAS, all employee bonus and other compensation arrangements and obligations incurred by CAS prior to the Closing in accordance with CAS's Employee Benefit Plans; PROVIDED, HOWEVER, that to the extent any CAS employee who is hired by the Purchaser (or a subsidiary or Affiliate of the Purchaser) following the Closing elects to retain vacation time accrued while employed by CAS, CAS will pay to the Purchaser the dollar value of such accrued vacation time in accordance with the terms of CAS's Employee Benefit Plans. If, in the reasonable judgement of the Purchaser, the failure to pay any such liability has or may have an adverse impact on the CAS Business after the Closing Date, then, following five days' advance written notice to CAS during which five-day period CAS does not certify to the Purchaser that such liability is legitimately in dispute, the Purchaser may pay such liability and recover the amount so paid from CAS and Holding or by offsetting amounts payable to CAS or Holding pursuant to Section 6.2 hereof.

               9.8. CAS and Holding will (a) provide the Purchaser and any person who is considering providing financing to the Purchaser to finance all or any portion of the purchase price (it being understood that the transactions contemplated by this Agreement are not contingent on the Purchaser obtaining any form of financing) and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to the employees and such other officers, employees and agents of CAS and Holding who have any responsibility for the conduct of the CAS Business, to CAS's and Holding's accountants and to the CAS Assets, and (b) furnish the Purchaser and such other persons with all such information and data (including without limitation copies of Contracts, Licenses, Employee Benefit Plans and other CAS Business books and records) concerning the CAS Business, the CAS Assets and the Assumed Obligations as the Purchaser or any of such other persons reasonably may request in connection with such investigation. Nothing contained herein shall require CAS or Holding to disclose to the Purchaser prior to the Closing, or allow the Purchaser to have access to prior to the Closing, any customer pricing information of CAS.

               9.9. Prior to the Closing, Holding will, and will cause its subsidiaries to, transfer to CAS all of their respective right, title and interest in and to the assets described on SCHEDULE 7.16.

               9.10. If, following the Closing, any customer of CAS claims a refund of amounts previously paid to CAS for services performed prior to the Closing, CAS and Holding undertake to deal with such customer(s) in good faith and to exercise commercially reasonable best efforts to satisfy such customer(s).

               9.11. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing CAS will not assign to the Purchaser any contract, agreement or other right which by its terms requires the consent of any other party unless such consent has been obtained prior to the Closing. With respect to each such unassigned contract, agreement or right, after the Closing CAS shall continue as the prime contracting party and, if requested by Purchaser shall use its reasonable efforts to obtain the consent of all required parties to the assignment of such contract, agreement or right, but the Purchaser shall be entitled to the benefits of such contract, agreement or right accruing after the Closing to the extent that CAS may provide to the Purchaser with such benefits without violating the terms of such contract, agreement or right.

          10.  COVENANTS OF THE PURCHASER.

               The Purchaser covenants and agrees as follows:

               10.1. Prior to the Closing, it will hold in strict confidence and not disclose to others (except to rating agencies, its professional advisors and lenders, and as necessary in connection with its 144A or other form of financing, it being understood that the transactions contemplated by this Agreement are not contingent on the Purchaser obtaining any form of financing), and will not use or permit others to use, any data or information obtained from the Amertranz Group concerning the Amertranz Group or its business, except as required by law and except to the extent such information can be obtained from public or published information or trade sources. If the transactions contemplated by this Agreement are not concluded, it will (i) return to the Amertranz Group all such data or information then held by it or its representatives and will continue to maintain such information in strict confidence as set forth above, and (ii) except as required by law or as otherwise provided herein, not disclose to any other party (except its professional advisors and lenders who have a "need to know"), the existence of this Agreement or any letters of intent with respect thereto. It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law or by the rules and regulations of the SEC or with the consent of the Amertranz Group, whose consent shall not be unreasonably withheld, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. Concurrent with the execution hereof, the parties shall issue the respective announcements attached hereto as EXHIBIT D. If the Purchaser is advised by its outside legal counsel that it is required by law or by the rules and regulations of the SEC to make any further disclosure, it will first advise Holding of the content of the proposed disclosure, and the time and place that the disclosure will be made, and the parties will endeavor to make such disclosure jointly. This covenant shall survive termination of this Agreement. Except as specifically superseded herein, the provisions of the confidentiality agreement previously executed by the Purchaser with respect to the transactions contemplated by this Agreement shall survive the execution and termination of this Agreement and the Closing.

               10.2. The Purchaser will (i) on the date hereof make all filings and pay the requisite filing fee under the HSR Act with respect to the transactions contemplated hereby; (ii) use all commercially reasonable efforts to cooperate with the Amertranz Group in (a) determining which other filings are required to be made prior to the Closing Date with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, Governmental or Regulatory Authorities in connection with the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, (b) timely making all filings and timely seeking all such consents, approvals, permits or authorizations, and (c) seeking all such consents, approvals, permits or authorizations necessary to assign or transfer any Contracts which constitute CAS Assets; and (iii) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to close the transactions contemplated by this Agreement. The Purchaser will take all commercially reasonable actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act in respect of the transactions contemplated hereby, including complying as promptly as practicable with any requests for additional information and assisting the Amertranz Group in responding to any such request for additional information.

               10.3. Following the Closing, the Purchaser will pay all of the Assumed Obligations as and when due.

               10.4. Following the Closing, the Purchaser will issue invoices for CAS's services performed prior to the Closing and not yet invoiced in the ordinary course of CAS's business. From and after the Closing Date, the Purchaser shall, as agent of CAS, exercise its commercially reasonable efforts to diligently collect all receivables owned by CAS as of the Closing Date pursuant to Section 6 hereof.

               10.5. Following the Closing, the Purchaser will prepare as due, in the usual course, all checks or other disbursements, drawn on funds of Holding, CAS or other subsidiary of Holding, from such depositories as designated by Holding prior to or at the Closing, to pay such entities' accounts payable which are not included in the Assumed Obligations. The Purchaser will forward to Holding such checks or other disbursements for handling, together with all supporting documentation. As compensation to the Purchaser for the accounts payable services set forth above, CAS will pay to the Purchaser two percent of all amounts so paid.

               10.6. Following the Closing, the Purchaser will cooperate with the Amertranz Group and its representatives and will provide the Amertranz Group and its representatives with all information and access to personnel reasonably requested in connection with the preparation of financial statements (including independent audits) and federal and state tax returns of CAS, Holding, and Holding's other subsidiaries.

               10.7. For a period of three months following the Closing, the Purchaser will allow CAS or Holding to use, rent-free, storage space at the 7001 Cessna Drive leased facility.

               10.8. For a period of up to three months following the Closing, the Purchaser will prepare as due, in the usual course, all required payroll information with respect to Holding's Target Airfreight, Inc. subsidiary, and transmit such information to the payroll processing service designated by Holding.

          11.  CONDITIONS PRECEDENT TO OBLIGATIONS OF CAS AND HOLDING.

               The Amertranz Group's obligation to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Holding in its judgement (which judgement will not be unreasonably exercised), any of which conditions may be waived in writing, in whole or in part, by Holding:

               11.1. The representations and warranties made by or on behalf of the Purchaser contained in this Agreement or in any certificate or document delivered by, or at the direction of, the Purchaser to CAS or Holding pursuant to the provisions hereof shall be true at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

               11.2. The Purchaser shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

               11.3. The Purchaser shall have delivered to Holding all of the exhibits and schedules required herein to be delivered by the Purchaser, and copies of the documents referred to therein, each duly executed, if required, and each such exhibit, schedule and document shall have been reasonably acceptable to Holding.

               11.4. Holding shall have received a certificate signed by the chief executive officer of the Purchaser and dated the Closing Date, to the effect that the conditions specified in Sections 11.1 through 11.3 inclusive have been fulfilled.

               11.5. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated and all necessary clearances pursuant to the HSR Act shall have been obtained, and there shall be no Order or Regulation restricting enjoining or making illegal the closing of the transactions contemplated under this Agreement.

               11.6. Holding, CAS and the Purchaser shall have obtained (i) all required consents for the assignment by CAS to the Purchaser of all of the customer agreements listed on SCHEDULE 7.19, and (ii) the consent or clearance of the required governmental bodies as listed on SCHEDULE 7.9 and SCHEDULE 8.4 for the conclusion of the transactions contemplated by this Agreement.

               11.7.  Holding shall have received the following:

                      11.7.1. A certificate from the Secretary of State (or similar office) of the Purchaser's jurisdiction of incorporation, dated at or about the Closing Date, to the effect that the Purchaser is in good standing under the laws of said jurisdiction.

                      11.7.2. An incumbency certificate for the Purchaser dated at or about the Closing Date.

                      11.7.3. The opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Purchaser, dated the Closing Date, in the form attached hereto as EXHIBIT E.

                      11.7.4.  The duly executed Assumption Agreement.

                      11.7.5.  The duly executed Escrow Agreement.

          12.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER.

               The Purchaser's obligation to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of the Purchaser in its judgement (which judgement will not be unreasonably exercised), any of which conditions may be waived in writing, in whole or in part, by the
Purchaser:

               12.1. The representations and warranties by CAS and Holding contained in this Agreement or in any certificate or document delivered by, or at the direction of CAS or Holding to the Purchaser pursuant to the provisions hereof shall be true at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

               12.2. CAS and Holding shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

               12.3. CAS or Holding shall have delivered to the Purchaser all of the exhibits and schedules required herein to be delivered by CAS or Holding, and copies of the documents referred to therein, each duly executed, if required, and such exhibits, schedules and documents shall have been reasonably acceptable to the Purchaser.

               12.4. All of the items listed on SCHEDULE 7.16 shall have been transferred and assigned to CAS, free and clear of all Liens.

               12.5. The Purchaser shall have received a certificate signed by the President of Holding and the Executive Vice President of CAS and dated the Closing Date, to the effect that the conditions specified in Sections 12.1 through 12.4 inclusive have been fulfilled.

               12.6. Subject to the provisions of Section 9.11, Holding, CAS and the Purchaser shall have obtained the consent or clearance, in form and substance satisfactory to the Purchaser, of the required governmental bodies and third parties as listed on SCHEDULE 7.9 and SCHEDULE 8.4 for the conclusion of the transactions contemplated by this Agreement and such consents shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect; PROVIDED, HOWEVER, that notwithstanding the provisions of Section 9.11, the Purchaser's obligation to close the transactions pursuant to this Agreement is contingent on the Amertranz Group obtaining, prior to the Closing, all required consents for the assignment by CAS to the Purchaser of all of the customer agreements listed on SCHEDULE 7.19.

               12.7. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated and all necessary clearances pursuant to the HSR Act shall have been obtained, and there shall be no Order or Regulation restricting, enjoining or making illegal the closing of the transactions contemplated under this Agreement which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Purchaser, and there shall not be pending or threatened any action or proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the transactions contemplated by this Agreement of any such Regulation.

               12.8.  The Purchaser shall have received the following:

                    12.8.1. No later than 15 days before the Closing Date, CAS's unaudited monthly interim financial statements for the periods April 1, 1998 through the last day of the month ending more than 30 days prior to the Closing Date, each certified by the chief financial officer of Holding and each prepared in accordance with GAAP applied on a consistent basis with prior periods, except that such unaudited financial statements will not contain footnotes and will contain reasonable estimates, subject to adjustment, of accruals, deferrals, and reserves consistent with past practices.

                    12.8.2.  The duly executed Bill of Sale.

                    12.8.3. Certificates from the Secretary of State of Delaware, dated at or about the Closing Date, to the effect that each of CAS and Holding is in good standing under the laws of the state of Delaware.

                    12.8.4. An incumbency certificate for each of CAS and Holding dated at or about the Closing Date.

                    12.8.5. The opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, counsel to CAS and Holding, dated the Closing Date, in the form attached hereto as EXHIBIT F.

                    12.8.6. The opinion of Potter Anderson & Corroon LLP, special counsel to Amertranz, to the effect that the performance of this Agreement by CAS and Holding is not required to be approved by Holding's shareholders under the General Corporation Law of the State of Delaware.

                    12.8.7. Subject to the provisions of Section 9.11, for each of the Facility Leases, an estoppel certificate and consent to assignment from the lessor thereunder in form and substance reasonably satisfactory to the Purchaser.

                    12.8.8.  The duly executed Escrow Agreement.

                    12.8.9. The certificates of the Chief Financial Officer of CAS and the Chief Financial Officer of Holding in form and substance satisfactory to the Purchaser certifying that after giving effect to the transactions contemplated by this Agreement, Holding and CAS will be solvent.

               12.9. The employment agreement between the Purchaser (or its subsidiary) and Richard A. Faieta referred to in Section 13.2, shall be in full force and effect, and Richard A. Faieta shall not be in breach thereof.

          13.  CONCURRENT ACTIONS.

               The parties intend that concurrent with the execution hereof:

               13.1. Holding will obtain the opinion of BT Alex. Brown Incorporated with respect to the fairness, from a financial point of view, of the transaction contemplated by this Agreement to the shareholders of Holding (the "Fairness Opinion"), in form and substance satisfactory to Holding, and deliver a copy thereof to the Purchaser.

               13.2. The Purchaser (or its subsidiary) will have entered into an employment agreement with Richard A. Faieta, in form and substance satisfactory to the Purchaser, to be effective as of the Closing Date.

               13.3. The parties will make all filings under the HSR Act with respect to the transactions contemplated hereby, and will request early termination of the waiting period under the HSR Act.

          14.  NON-COMPETE AND NON-SOLICITATION COVENANTS.

               14.1. NON-COMPETITION. Holding and CAS undertake that for a period of three years after the Closing Date, neither of them will, and none of their subsidiaries and affiliate companies will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management operation or control of or be connected as a partner, consultant or otherwise with, any business or organization which directly or indirectly, competes with, or in any way interferes with, the CAS Business as now constituted or the freight and logistics services of the Purchaser and its subsidiaries and affiliates to or from the Caribbean, except that Holding and its subsidiaries and Affiliates may continue to engage in the freight forwarding business between the mainland United States and the Caribbean provided that gross sales revenue for such business does not exceed, in the aggregate for all such entities, $3,000,000 per year, and provided further that for all such permitted Caribbean freight forwarding business engaged in by Holding or its subsidiaries or Affiliates for customers for which Holding or its subsidiaries or Affiliates have not provided Caribbean freight forwarding services during the six months prior to the date hereof, Holding and its subsidiaries and Affiliates shall engage the Purchaser or its subsidiaries or Affiliates to provide such Caribbean freight forwarding services at the lowest rate charged by the Purchaser or its subsidiaries or Affiliates, as applicable, during the prior 30 days for comparable services provided to other freight forwarders other than Emery Worldwide.

               14.2. NON-SOLICITATION. Holding and CAS further undertake that for a period of three years after the Closing Date neither of them will, and none of their subsidiaries or affiliates will, either on their own account or jointly with any third party or on behalf of any other person, firm or corporation: (i) directly or indirectly solicit or attempt to solicit the employment of any person or persons who are or were employed in the CAS Business immediately prior to the Closing Date or during the six months immediately preceding the Closing Date; (ii) cause or attempt to cause any supplier to the CAS Business to terminate or materially reduce its services to the Purchaser or any of its Affiliates with respect to Caribbean freight forwarding business; or
(iii) disclose (unless otherwise disclosed by others prior thereto, or compelled by judicial or administrative process to disclose) or use any confidential or secret information relating to the CAS Business or any client, customer or supplier of the CAS Business.

               14.3. INJUNCTIVE RELIEF AND ENFORCEMENT. In the event of breach by Holding or CAS of the terms of Sections 14.1 and 14.2, the Purchaser shall be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Agreement and to enjoin Holding or CAS from any further violation of Sections 14.1 and 14.2 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. Holding and CAS acknowledge, however, that the remedies at law for any breach by either of them of the provisions of Section
14.1 and 14.2 may be inadequate. In addition, in the event the undertakings set forth in Sections 14.1 and 14.2 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action.

          15.  INDEMNIFICATION.

               15.1. INDEMNIFICATION BY HOLDING AND CAS. Holding and CAS, jointly and severally, hereby agree to indemnify and hold harmless the Purchaser and its shareholders, affiliates, directors, officers, agents and employees (collectively the "Purchaser Indemnitees"), from and against any and all Losses (as hereinafter defined), to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by CAS or Holding of any of the terms of this Agreement, (ii) any breach of any warranty or representation of CAS or Holding made herein or pursuant to this Agreement, or (iii) any failure by CAS or Holding to perform or comply with any of their covenants or obligations under this Agreement, (iv) the operation of the CAS Assets or the CAS Business prior to the Closing, or (v) any obligations of CAS to third parties other than the Assumed Obligations.

               15.2. INDEMNIFICATION BY THE PURCHASER. The Purchaser hereby agrees to indemnify and hold harmless CAS and Holding and their respective shareholders, affiliates, directors, officers, agents and employees (collectively "Seller Indemnitees"), from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by the Purchaser of any of the terms of this Agreement, (ii) any breach of any warranty or representation of the Purchaser made herein or pursuant to this Agreement, (iii) any failure by the Purchaser to perform or comply with any of its covenants or obligations under this Agreement, (iv) the operation of the Purchaser's business, and the operation by the Purchaser of the CAS Assets and the CAS Business after the Closing, or (v) the payment of the Assumed Obligations.

               15.3. For purposes of this Agreement, "LOSSES" shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, demands, charges, damages, losses, costs, or expenses (including reasonable attorneys' fees, expert witness fees and court costs) of every kind and nature incurred by the indemnified party, net of all reserves with respect to such item, tax benefits (net of the net tax costs, if any, of the indemnified party from the realization of such indemnification payment), insurance proceeds, proceeds of subrogation and any indemnity, contribution or other similar payment from third parties. Tax benefits will be considered to be realized for purposes of this Section in the year in which an indemnity payment occurs, taking into account the present value of any such tax benefits, and the amount of tax benefits shall be determined by assuming the person entitled to be indemnified is in the maximum applicable foreign, federal, state and local income tax bracket applicable to the indemnitee for the taxable year preceding the taxable year of the indemnitee in which claim for verification is made.

               15.4. Except as provided in the sentence next immediately following, no indemnification shall be made to any Purchaser Indemnitee under this Section 15, except to the extent the aggregate amount of Losses by all Purchaser Indemnitees exceeds $500,000 and, similarly, no indemnification shall be made to any Seller Indemnitee under this Section 15 except to the extent the aggregate amount of Losses by all Seller Indemnitees exceeds $500,000 ( such $500,000 amounts are each the "Threshold"); and the maximum liability of any indemnifying party pursuant to all claims for indemnification under this Section and all breaches of this Agreement shall be $7,500,000 in the aggregate (the "Maximum"). The Threshold and Maximum limitations set forth in this Section shall not apply to claims for indemnification for breaches of the representations and warranties set forth in Subsections 7.7, 7.8, 7.9, 7.10, 7.18, 7.24, 7.25, 7.26, 8.2, 8.3 and 8.4, and the covenants set forth in
Subsections 9.1., 10.1, 10.3, Section 14, or any obligation of Holding or CAS to the Purchaser under Subsection 9.7. All amounts paid by the Purchaser to Holding or CAS pursuant to Section 22.2.2 shall be credited against amounts payable by the Purchaser to CAS or Holding for indemnification hereunder.

               15.5. Whenever any claim for indemnification is made, or any suit or proceeding is instituted, which if meritorious or which if prosecuted successfully would entitle a party to indemnification under this Section 15 (a "Claim"), the person seeking indemnification (the "Indemnitee"), shall promptly notify the party from whom indemnification is sought (the "Indemnitor ") of the Claim and, when known, the facts constituting the basis for such Claim. In the event of any such Claim for indemnification hereunder resulting from or in connection with any Claim by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnitor , which shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that if suit shall have been instituted against the Indemnitee(s) and the Indemnitor(s) shall not have taken control of such suit after notification thereof as provided in Subsection 15.6 of this Agreement, the Indemnitee shall have the right to settle or compromise such claim upon giving notice to the Indemnitor as provided in Subsection 15.6.

               15.6. In connection with any Claim which may give rise to indemnification hereunder resulting from or arising out of any Claim (or legal proceeding) by a person other than an Indemnitee, the Indemnitor, at its sole cost and expense, may, upon written notice to the Indemnitee, assume the defense of any such Claim (including legal proceedings in connection therewith) if the Indemnitor acknowledges to the Indemnitee in writing the Indemnitor's obligation to indemnify the Indemnitee with respect to all elements of such Claim. If the Indemnitor assumes the defense of any such Claim (or legal proceeding), the Indemnitor shall select counsel reasonably acceptable to the Indemnitee to conduct the defense of such Claims (or legal proceedings) and at the sole cost and expense of the Indemnitor(s) shall take all steps necessary in the defense or settlement thereof. The Indemnitor(s) shall not consent to a settlement of, or the entry of any judgment arising from, any such Claim (or legal proceeding), without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnitor does not assume the defense against any such Claim (or litigation resulting therefrom) within 30 days after the date the Indemnitee notifies the Indemnitor of such Claim: (a) the Indemnitee may defend against such Claim (or litigation) in such manner as it may deem appropriate, including, but not limited to, settling such Claim, after giving notice of the same to the Indemnitor(s), on such terms as the Indemnitee may deem appropriate, and (b) the Indemnitor(s) shall be entitled to participate in (but not control) the defense against such Claim, with its counsel and at its own expense. If the Indemnitor thereafter seek to question the manner in which the Indemnitee defended against such Claim or the amount or nature of any such settlement, the Indemnitor shall have the burden to prove by a preponderance of the evidence thatthe Indemnitee did not defend against or settle such Claim in a reasonably prudent manner.

          16.  NO BROKERAGE.

               16.1. Other than the obligations of the Holding to BT Alex. Brown Incorporated, neither Cas or Holding has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby. Holding agrees to indemnify and hold the Purchaser harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by Holding or CAS with any third party.

               16.2. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby. The Purchaser agrees to indemnify and hold CAS and Holding harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by the Purchaser with any third party.

          17.  NATURE OF REPRESENTATIONS AND WARRANTIES.

               All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the closing of the transactions contemplated hereunder, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

          18.  NOTICES.

               All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and if such notices are hand-delivered or faxed, return fax acknowledgement requested, to the address set forth below, they shall be deemed to have been received on the business day so delivered or transmitted; if such notices are transmitted by overnight courier, to the address set forth below, they shall be deemed to have been received on the business day following the date on which so transmitted, provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next business day:

CAS and Holding:         Amertranz Worldwide Holding Corp.
                         112 East 25th Street
                         Baltimore, Maryland 21218
                         Fax (410) 338-1105
                         Attn: Mr. Stuart Hettleman

With a copy to:          Zelig Robinson, Esquire
                         Hillel Tendler, Esquire
                         Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                         233 East Redwood Street
                         Baltimore, Maryland 21202
                         Fax (410) 576-4167

The Purchaser:      Roger E. Payton
                         GeoLogistics Corporation
                         13952 Denver West Parkway, Suite 150
                         Golden, Colorado 80401
                         Fax (303) 704-4410

With a copy to:          Eric H. Schunk, Esquire
                         Milbank, Tweed, Hadley & McCloy
                         601 South Figueroa Street
                         Los Angeles, California 90017
                         Fax (213) 629-5063

Any party may change its address for notice or payment purposes by giving notice the other parties as hereinabove provided.

          19.  EXPENSES.

               19.1. Except as otherwise provided herein, each party hereto shall be responsible for and bear all of its own costs and expenses (including the expenses of its representatives) incurred at any time in connection with negotiation, due diligence and closing the transaction described herein.

               19.2. Each party hereto shall pay all income taxes and other taxes based on its taxable income which may be required as a result of the transactions contemplated hereby. CAS or Holding will pay any sales, transfer or franchise taxes arising out of the transfer of the CAS Assets hereunder. Holding and CAS shall file all necessary documentation and Returns with respect to such taxes.

          20.  SURVIVAL.

               Except as set forth in Section 14 and as otherwise provided herein, the representations, warranties, covenants and agreements herein contained shall survive the execution, and delivery of this Agreement and the closing of the transactions contemplated hereby, and shall continue for a period of two years following the Closing Date, except for breaches of the representations and warranties set forth in Sections 7.7, 7.18, 7.25, 7.26, 8.2 and 8.5, and the covenants set forth in Sections 9.1 and 10.1, which shall survive until the expiration of all applicable statutes of limitation with respect thereto, and the representations and warranties set forth in Section 7.26, which shall survive until the expiration of all applicable statutes of limitation with respect thereto or to derivative claims arising from environmental conditions existing at the time of the Closing.

          21.  EXCLUSIVITY.

               21.1. Until the Closing Date or termination of this Agreement, Holding and CAS will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner, encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the CAS Assets, the CAS Shares or the CAS Business in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise. Notwithstanding the above, Holding and CAS may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any reputable, unaffiliated, third party person, entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of the CAS Assets, sale of the CAS Shares or similar transaction involving CAS, if (i) such person, entity or group has submitted an unsolicited, written, bona fide proposal to Holding's Board of Directors relating to any such transaction (an "Alternative Proposal"), (ii) Holding's Board of Directors by a majority vote determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would result in a substantial risk of liability for a breach of the Board of Directors' fiduciary duty, and (iii) Holding's Board of Directors shall have determined, after consultation with its legal advisors and after review of a written opinion from its financial advisors, that the terms of such Alternative Proposal are principally superior to the terms set forth in this Agreement and that such Alternative Proposal is reasonably capable of being financed (a "Superior Proposal"). Holding shall provide a copy of any such written proposal to the Purchaser immediately after receipt thereof and shall keep the Purchaser fully informed of the status and details of such Alternative Proposal.

          22.  TERMINATION OF AGREEMENT.

               22.1. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, by written notice from the party terminating the Agreement to the other party, as follows:

                    22.1.1. BY MUTUAL CONSENT. By the mutual written consent of Holding and the Purchaser.

                    22.1.2. BY EITHER PARTY. At any time before the Closing, by Holding or the Purchaser, in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five business days following written notification thereof by the terminating party.

                    22.1.3.  BY HOLDING.  By Holding, if (i) in accordance with
Section 21, in the exercise of the good faith judgment of Holding's Board of Directors as to its fiduciary duties to its stockholders imposed by law based on the written opinion of outside counsel, the Board of Directors of Holding authorizes the Company to enter into a binding written agreement covering a transaction that constitutes a Superior Proposal and CAS and Holding provide written notification to the Purchaser in accordance with Section 21, and (ii) the Purchaser, within 10 business days following receipt of CAS's written notification of its intention to enter into a binding agreement for a Superior Proposal, does not make an offer that the Board of Directors of Holding determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Holding as the Superior Proposal, and (iii) CAS and Holding pays the Termination Fee to the Purchaser.

               22.2.  EFFECT OF TERMINATION AND ABANDONMENT.

                    22.2.1. If this Agreement is terminated by Holding pursuant to Section 22.1.3, then, within seven days following such termination, the Amertranz Group shall pay to the Purchaser, by wire transfer of immediately available funds, a fee of $2,000,000 (the

"Termination Fee"). Holding and CAS each acknowledges that the agreements contained in this Section 22.2.1 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Amertranz Group fails to promptly pay the amount due pursuant to this Section, and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against Holding or CAS for the Termination Fee, the Amertranz Group shall pay to the Purchaser its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the rate of 12% per annum from the date the Termination Fee was required to be paid.

                    22.2.2. In the event of termination of this Agreement pursuant to this Section 22, or if the Closing shall not have occurred on or before the Closing Date, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 22.2 and except for the provisions of Sections 9.1, 10.1, 19, 22, 25, 26, 27, and 28. If the Closing shall not have occurred on or before the Closing Date, or in the event of termination of this Agreement for any reason other than pursuant to Sections 22.1.1 or 22.1.3, nothing herein shall prejudice the ability of the non-terminating party from seeking damages from any other party for any willful breach of this Agreement, including reasonable attorneys' fees and the right to pursue any remedy at law or in equity, PROVIDED, HOWEVER, that in the event Holding or CAS is entitled to receive payment for damages pursuant to this Section and such actual damages are finally determined to be less than $1,000,000 exclusive of attorney's fees, the Purchaser shall pay to Holding and CAS the sum of $1,000,000 plus reasonable attorney's fees.

          23.  EFFECT OF WAIVER.

               The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

          24.  SEVERABILITY.

               The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

          25.  GOVERNING LAW.

               This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

          26.  ENFORCEMENT.

               Any suit, action or proceeding with respect to this Agreement, shall be brought in the state and federal courts located in New York. The parties hereto hereby accept the exclusive jurisdiction of those courts, as set forth above, for the purpose of any such suit, action or proceeding.

               The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought as set forth above, and hereby further irrevocably waive any claim that any suit, action or proceeding so brought, has been brought in an inconvenient forum.

               The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

          27.  BINDING AGREEMENT; ASSIGNMENT.

               This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party hereto except as provided herein or with the prior written consent of the other parties. The Purchaser may assign its rights hereunder to any wholly-owned subsidiary of the Purchaser or in connection with any financing arrangement that the Purchaser or such wholly owned subsidiary may enter into, PROVIDED, that the Purchaser shall remain obligated for all obligations to CAS or Holding hereunder.

          28.  ENTIRE AGREEMENT; MODIFICATION.

               This Agreement, which includes all schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding, except as otherwise provided herein, all prior negotiations, correspondence, understandings and agreements, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties.

There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein.

          29.  FURTHER ASSURANCES.

               Each of the parties hereto agrees to execute, acknowledge, seal and deliver, after the date hereof and after the Closing, such further assurances, instruments and documents and to take such further actions as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

          30.  COUNTERPARTS.

               This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              CAS:
                              ---
                              CARIBBEAN AIR SERVICES, INC.


                              By:         /s/ Stuart Hettleman
                                   ----------------------------------------
                                   Stuart Hettleman
                                   Executive Vice President

                              HOLDING:
                              -------
                              AMERTRANZ WORLDWIDE HOLDING CORP.


                              By:         /s/ Stuart Hettleman
                                   ----------------------------------------
                                   Stuart Hettleman
                                   President

                              THE PURCHASER:
                              -------------
                              GEOLOGISTICS CORPORATION


                              By:         /s/ Ron Jackson
                                   ----------------------------------------
                                   Ron Jackson
                                   Vice President and General Counsel

                               ASSET PURCHASE AGREEMENT

                           INDEX OF SCHEDULES AND EXHIBITS


Schedule
--------
1.1       -    CAS Assets
1.2       -    CAS-D Freight Handling Agreement
1.3       -    Freight Handling Agreement
4         -    Allocation of Purchase Price
6.1       -    CAS Pre-Paid Services
7.6       -    CAS and Holding Corporate Documents
7.9       -    CAS Approvals
7.10      -    Exceptions to Title to CAS Assets
7.11      -    CAS Licenses and Marks
7.13      -    CAS Financial Statements
7.14      -    Post-Financial Statement Date CAS Liabilities
7.15      -    CAS Facility Leases
7.16      -    Exceptions to CAS Assets
7.17      -    Material Adverse Changes to CAS
7.19      -    CAS Agreements and Authorizations
7.20      -    Exceptions to Compliance with Regulations
7.21      -    CAS Litigation
7.22      -    CAS Insurance Policies
7.24      -    CAS Employment Agreements
7.25      -    CAS Employee Benefit Plans and Employee Loans
7.26      -    CAS Environmental Exceptions
7.29      -    CAS Affiliate Transactions
8.4       -    Purchaser Approvals


Exhibit
-------
A         -    Assumption Agreement
B         -    Bill of Sale
C         -    Escrow Agreement
D         -    Press Releases
E         -    Purchaser's Counsel's Opinion
F         -    CAS's and Holding's Counsel's Opinion


THE INFORMATION DISCLOSED ON ANY SCHEDULE IS DEEMED TO BE DISCLOSED ON ALL OTHER RELEVANT SCHEDULES TO THIS AGREEMENT.